Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc. Reports

Fourth Quarter and Year-End 2024 Financial Results

Addison, Texas – January 21, 2025 / Business Wire / – Guaranty Bancshares, Inc. (NYSE: GNTY) (the "Company"), the parent company of Guaranty Bank & Trust, N.A. (the "Bank"), today reported financial results for the fiscal quarter and year ended December 31, 2024. The Company's net income available to common shareholders was $10.0 million, or $0.88 per basic share, for the quarter ended December 31, 2024, compared to $7.4 million, or $0.65 per basic share, for the quarter ended September 30, 2024 and $5.9 million, or $0.51 per basic share, for the quarter ended December 31, 2023. Return on average assets and average equity for the fourth quarter of 2024 were 1.27% and 12.68%, respectively, compared to 0.96% and 9.58%, respectively, for the third quarter of 2024 and 0.73% and 7.93%, respectively, for the fourth quarter of 2023. The increase in earnings during the fourth quarter of 2024 compared to the fourth quarter of 2023 was primarily due to a $2.4 million, or 10.1%, increase in net interest income, a $930,000, or 19.4%, increase in noninterest income, and a decrease in noninterest expense of $1.5 million, or 7.1%, compared to the prior year quarter. The increase in earnings as compared to the third quarter of 2024 was primarily driven by a $2.0 million, or 8.4%, increase in net interest income.

"We are very satisfied with our fourth quarter and year-end 2024 financial results. The decreases in Federal interest rates coupled with continued repricing of our loan and securities portfolio at higher yields allowed our net interest margin to grow to 3.54% for the fourth quarter of 2024 and 3.32% for the year ended December 31, 2024. We strategically shrunk our balance sheet during 2024 to build liquidity and capital, and to reduce credit risk, while maintaining our core deposits. As a result, we ended 2024 with strong key performance metrics and very low non-performing assets. We believe we are well positioned for loan growth and continued favorable results for our shareholders during 2025," said Ty Abston, the Company's Chairman and Chief Executive Officer.

QUARTERLY AND ANNUAL HIGHLIGHTS

•
Increasing NIM and Stable Earnings. Net interest margin, on a fully taxable equivalent basis, continued to improve in the fourth quarter, increasing to 3.54%, compared to 3.33% in the third quarter and 3.11% in the prior year quarter. Net interest margin improved to 3.32% for the year compared to 3.15% in 2023. With our net earnings of $10.0 million in the fourth quarter, total net income for 2024 was $31.5 million, compared to $30.0 million in 2023, an increase of 5.0%. The improvements to net earnings resulted primarily from the decrease in interest bearing liability costs, while earning assets have repriced upward.
•
Solid Balance Sheet, Capital and Liquidity. During the past year, we have strategically shrunk our balance sheet primarily by paying off debt and allowing transactional/non-relationship loans to pay off. We believe this strategy positions us to be on the offense when strong opportunities for growth or M&A are presented. Our capital and liquidity ratios, as well as contingent liquidity sources, remain very healthy. Our liquidity ratio, calculated as cash and cash equivalents and unpledged investments divided by total liabilities, was 16.5% as of December 31, 2024, compared to 12.2% as of December 31, 2023. Our total available contingent liquidity, net of current outstanding borrowings, was $1.3 billion, consisting of FHLB, FRB and correspondent bank fed funds and revolving lines of credit. Finally, our total equity to average quarterly assets as of December 31, 2024 was 10.2%. If we had to recognize our entire net unrealized losses on both AFS and HTM securities, our total equity to average assets ratio would be 9.4%†, which we believe represents a strong capital level under regulatory requirements.
•
Excellent Asset Quality. Overall credit quality remains excellent and the expected losses on deteriorated credits are low due to the Bank's equity position and/or strong guarantor support. Nonperforming assets as a percentage of total assets were 0.16% at December 31, 2024, compared to 0.66% at September 30, 2024 and 0.18% at December 31, 2023. Net charge-offs (annualized) to average loans were 0.00% for the quarter ended December 31, 2024, compared to 0.04% for the quarter ended September 30, 2024, and 0.04% for the quarter ended December 31, 2023.

There was a reversal of the provision for credit losses of $250,000 during the fourth quarter, in addition to the $1.95 million reversal of provision for credit losses during the first three quarters of the year. Changes to historical and qualitative factors have been minimal during 2024, therefore the decrease in the allowance for credit losses was due primarily to the decreases in outstanding loan balances of $191.4 million, or 8.2%, since January 1, 2024. We continue to work with a relatively small number of stressed borrowers, which is reflected in the low $3.7 million and $2.4 million balances of nonaccrual loans and loans that are risk-rated Substandard, respectively, as of December 31, 2024.

Nonperforming assets consist of both nonaccrual loans and other real estate owned (ORE). Nonaccrual loans represented 0.17% of total outstanding loan balances as of December 31, 2024 and consisted primarily of smaller dollar consumer and small business loans. ORE at year end consisted of one real estate property, which we expect to resolve and sell in the first quarter of 2025 with minimal, if any, losses. Nonaccrual loans represented 0.24% of total outstanding loan balances as of both September 30, 2024 and December 31, 2023.

•
Granular and Consistent Core Deposit Base. As of December 31, 2024, we have 90,215 total deposit accounts with an average account balance of $29,842. We have a historically reliable core deposit base, with strong and trusted banking relationships. Total deposits increased by $23.3 million during the fourth quarter. Savings and money market account balances increased $29.1 million and DDA account balances increased $3.4 million, while time deposit balances decreased $9.2 million during the fourth quarter of 2024. Excluding public funds and Bank-owned accounts, our uninsured deposits as of December 31, 2024 were 26.3% of total deposits.

Interest rates paid on deposits during the quarter decreased as a result of lower federal funds rates. Our cost of interest-bearing deposits decreased 26 basis point during the quarter from 3.33% in the prior quarter to 3.07%. Our cost of total deposits for the fourth quarter of 2024 decreased 20 basis points from 2.31% in the prior quarter to 2.11%†. Noninterest-bearing deposits represent 31.1% of total deposits as of December 31, 2024.

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

RESULTS OF OPERATIONS

Net interest income, before the reversal of the provision for credit losses, for the fourth quarter of 2024 and 2023 was $26.2 million and $23.8 million, respectively, an increase of $2.4 million, or 10.1%. The increase in net interest income resulted from an increase in interest income of $466,000, or 1.1%, and a decrease in interest expense of $1.9 million, or 11.4%, compared to the prior year quarter. The increase in interest income resulted primarily from a $1.2 million, or 29.9%, increase in interest income on securities and a $605,000, or 75.6%, increase in interest income on federal funds sold, and was offset somewhat by a decrease in loan interest income of $1.3 million, or 3.5%. The decrease in interest expense resulted primarily from a $1.8 million decrease in interest paid on FHLB borrowings. Our noninterest-bearing deposits to total deposits were 31.1% and 32.4% as of December 31, 2024 and 2023, respectively.

Net interest margin, on a fully taxable equivalent (FTE) basis, for the fourth quarter of 2024 and 2023 was 3.54% and 3.11%, respectively. The increase of 43 basis points was primarily due to a 21 basis point increase in interest-earning asset yields and a decrease of 27 basis points in the cost of interest-bearing liabilities from the prior year quarter. The increase in yield on interest-earning assets was primarily due to increases in loan portfolio yield from 6.06% to 6.42%, or 36 basis points, as well as a 54 basis point increase in yield on AFS securities during the period. The decrease in the cost of interest-bearing liabilities was due primarily to a decrease in the cost of interest-bearing deposits from 3.17% to 3.07%, a change of 10 basis points, along with a decrease in the average balance of advances from the FHLB and fed funds purchased since December 31, 2023.

Net interest income, before the reversal of the provision for credit losses, increased $2.0 million, or 8.4%, from $24.2 million in the third quarter of 2024 to $26.2 million for the fourth quarter of 2024. The increase in net interest income resulted primarily from an increase in interest income of $829,000, or 2.1%, combined with a decrease in interest expense of $1.2 million, or 7.4%, compared to the prior quarter.

Net interest margin, on an FTE basis, increased from 3.33% for the third quarter of 2024 to 3.54% for the fourth quarter of 2024, an increase of 21 basis points. The increase in net interest margin, on an FTE basis, was primarily due to a 26 basis point decrease in rates paid on interest-bearing deposits in the fourth quarter of 2024 compared to the prior quarter.

We recorded a reversal of the provision for credit losses of $250,000 during the fourth quarter of 2024, for a total reversal of provision for credit losses in 2024 of $2.2 million. The reversal of provision for credit losses resulted from a decline in gross loan balances of $5.4 million during the fourth quarter and of $191.4 million for the year ended December 31, 2024, while overall credit quality trends and economic forecast assumptions remained relatively stable during the year. As of both December 31, 2024 and 2023, our allowance for credit losses as a percentage of total loans was 1.33%.

Noninterest income increased $930,000, or 19.4%, for the fourth quarter of 2024 to $5.7 million, compared to $4.8 million for the fourth quarter of 2023. The increase from the same quarter in 2023 was primarily due to higher other noninterest income, resulting partially from a gain of $467,000 on the sale of the commercial ORE property in Austin, Texas, for which a valuation reserve of $900,000 had been recorded in the second quarter of 2024. Other noninterest income also increased due to rental income received during the fourth quarter from the ORE property sold during the fourth quarter and from our investment in an apartment/commercial building in Bryan, Texas which was not present in the prior year quarter.

Noninterest income for the fourth quarter of 2024 increased by $572,000, or 11.1%, from $5.2 million in the third quarter of 2024. The increase was primarily due to an increase in other noninterest income of $507,000, or 52.0%, resulting from the gain on the sale of the above mentioned ORE property during the fourth quarter of 2024.

Noninterest expense decreased $1.5 million, or 7.1%, during the fourth quarter of 2024 to $19.9 million, compared to $21.4 million for the fourth quarter of 2023. The decrease in noninterest expense during the fourth quarter of 2024 was driven primarily by a $1.7 million, or 13.1%, decrease in employee compensation and benefits and a $238,000, or 24.9%, decrease in legal and professional fees compared to the fourth quarter of 2023. These decreases were partially offset by a $366,000, or 13.3%, increase in occupancy expenses in the fourth quarter of 2024 compared to the same period in 2023. The decrease in employee compensation expense from the prior quarter is due to primarily to lower officer salaries, healthcare and bonus costs in the current year quarter. Legal expense decreased due to fewer loan and other items in the normal course of business, while the occupancy expense increased primarily due to depreciation, property taxes and a new lease for our location in Georgetown, Texas.

Noninterest expense decreased $798,000, or 3.9%, during the fourth quarter of 2024, from $20.7 million for the quarter ended September 30, 2024. The decrease resulted primarily from a $538,000, or 4.6%, decrease in employee compensation and benefits due to lower healthcare and salary expenses, as well as a $371,000, or 21.3%, decrease in other noninterest expense. This decrease was due to $360,000 in additional ORE-related holding costs incurred during the third quarter that were not present in the fourth quarter of 2024.

The Company’s efficiency ratio for the fourth quarter of 2024 was 62.23%, compared to 74.81% for the prior year quarter and 70.47% for the third quarter of 2024.

FINANCIAL CONDITION

Consolidated assets for the Company totaled $3.12 billion at December 31, 2024, compared to $3.10 billion at September 30, 2024 and $3.18 billion at December 31, 2023.

Gross loans decreased by $5.4 million, or 0.3%, during the quarter resulting in a gross loan balance of $2.13 billion at December 31, 2024, compared to $2.14 billion at September 30, 2024. The decline in loans resulted primarily from tighter underwriting and from lower demand from potential borrowers.

Gross loans decreased $191.4 million, or 8.2%, from $2.32 billion at December 31, 2023. The decrease in gross loans during the year resulted from tightened credit underwriting standards and loan terms, strategic non-renewal decisions and fewer borrower requests in response to higher interest rates and project costs.

Total deposits increased by $23.3 million, or 0.9%, to $2.69 billion at December 31, 2024, compared to $2.67 billion at September 30, 2024, and increased $58.9 million, or 2.2%, from $2.63 billion at December 31, 2023. The increase in deposits during the fourth quarter of 2024 compared to the third quarter of 2024 was the result of an increase in interest-bearing deposits of $25.4 million, partially offset by a decrease in noninterest-bearing deposits of $2.1 million. The increase in deposits during the year resulted primarily from an increase in interest-bearing deposits of $74.4 million, offset by a decrease in noninterest-bearing deposits of $15.5 million.

Nonperforming assets as a percentage of total loans were 0.23% at December 31, 2024, compared to 0.96% at September 30, 2024 and 0.25% at December 31, 2023. Nonperforming assets as a percentage of total assets were 0.16% at December 31, 2024, compared to 0.66% at September 30, 2024, and 0.18% at December 31, 2023. The Bank's nonperforming assets consist primarily of ORE and nonaccrual loans. The decrease in nonperforming assets compared to the prior quarter was primarily due to the resolution and sale of an ORE property in Austin, Texas. There is one remaining single family ORE property with a book balance of $1.2 million which is expected to be fully resolved in the first quarter of 2025, with minimal, if any, expected losses.

Total equity was $319.1 million at December 31, 2024, compared to $319.3 million at September 30, 2024 and $303.8 million at December 31, 2023. The decrease in total equity compared to the prior quarter resulted primarily from an increase in other comprehensive loss due to unrealized losses on investment securities of $8.1 million and $2.7 million of dividends paid, which was offset by net income of $10.0 million. The increase in total equity from the prior year was primarily due to net earnings of $31.5 million and was partially offset by $11.0 million in dividends paid, $6.4 million in treasury stock repurchases and $1.8 million in other comprehensive loss during 2024.

	As of
	2024				2023
(dollars in thousands)	December 31	September 30	June 30	March 31	December 31
ASSETS
Cash and due from banks	$47,417	$50,623	$45,016	$43,872	$47,744
Federal funds sold	94,750	108,350	40,475	24,300	36,575
Interest-bearing deposits	3,797	3,973	4,721	4,921	5,205
Total cash and cash equivalents	145,964	162,946	90,212	73,093	89,524
Securities available for sale	340,304	277,567	242,662	228,787	196,195
Securities held to maturity	334,732	341,911	347,992	363,963	404,208
Loans held for sale	143	770	871	874	976
Loans, net	2,102,565	2,107,597	2,185,247	2,234,012	2,290,881
Accrued interest receivable	12,016	10,927	12,397	11,747	13,143
Premises and equipment, net	56,010	56,964	57,475	56,921	57,018
Other real estate owned	1,184	15,184	15,184	14,900	—
Cash surrender value of life insurance	42,883	42,623	42,369	42,119	42,348
Core deposit intangible, net	994	1,100	1,206	1,312	1,418
Goodwill	32,160	32,160	32,160	32,160	32,160
Other assets	46,599	47,356	53,842	67,550	56,920
Total assets	$3,115,554	$3,097,105	$3,081,617	$3,127,438	$3,184,791
LIABILITIES AND EQUITY
Deposits
Noninterest-bearing	$837,432	$839,567	$820,430	$828,861	$852,957
Interest-bearing	1,854,735	1,829,347	1,805,732	1,798,983	1,780,289
Total deposits	2,692,167	2,668,914	2,626,162	2,627,844	2,633,246
Securities sold under agreements to repurchase	31,075	31,164	25,173	39,058	25,172
Accrued interest and other liabilities	31,320	33,849	32,860	33,807	32,242
Line of credit	—	—	—	—	4,500
Federal Home Loan Bank advances	—	—	45,000	75,000	140,000
Subordinated debentures	41,918	43,885	43,852	45,819	45,785
Total liabilities	2,796,480	2,777,812	2,773,047	2,821,528	2,880,945

Equity attributable to Guaranty Bancshares, Inc.	318,498	318,784	308,043	305,371	303,300
Noncontrolling interest	576	509	527	539	546
Total equity	319,074	319,293	308,570	305,910	303,846
Total liabilities and equity	$3,115,554	$3,097,105	$3,081,617	$3,127,438	$3,184,791

	Quarter Ended
	2024				2023
(dollars in thousands, except per share data)	December 31	September 30	June 30	March 31	December 31
STATEMENTS OF EARNINGS
Interest income	$41,262	$40,433	$40,713	$40,752	$40,796
Interest expense	15,041	16,242	16,833	17,165	16,983
Net interest income	26,221	24,191	23,880	23,587	23,813
Reversal of provision for credit losses	(250)	(500)	(1,200)	(250)	—
Net interest income after reversal of provision for credit losses	26,471	24,691	25,080	23,837	23,813
Noninterest income	5,726	5,154	4,599	5,258	4,796
Noninterest expense	19,880	20,678	20,602	20,692	21,402
Income before income taxes	12,317	9,167	9,077	8,403	7,207
Income tax provision	2,309	1,788	1,654	1,722	1,341
Net earnings	$10,008	$7,379	$7,423	$6,681	$5,866
Net loss attributable to noncontrolling interest	9	18	12	7	12
Net earnings attributable to Guaranty Bancshares, Inc.	$10,017	$7,397	$7,435	$6,688	$5,878

PER COMMON SHARE DATA
Earnings per common share, basic	$0.88	$0.65	$0.65	$0.58	$0.51
Earnings per common share, diluted	0.87	0.65	0.65	0.58	0.51
Cash dividends per common share	0.24	0.24	0.24	0.24	0.23
Book value per common share - end of quarter	27.86	27.94	26.98	26.47	26.28
Tangible book value per common share - end of quarter(1)	24.96	25.03	24.06	23.57	23.37
Common shares outstanding - end of quarter(2)	11,431,568	11,408,908	11,417,270	11,534,960	11,540,644
Weighted-average common shares outstanding, basic	11,422,063	11,383,027	11,483,091	11,539,167	11,536,878
Weighted-average common shares outstanding, diluted	11,490,834	11,443,324	11,525,504	11,598,239	11,589,165

PERFORMANCE RATIOS
Return on average assets (annualized)	1.27%	0.96%	0.95%	0.85%	0.73%
Return on average equity (annualized)	12.68	9.58	9.91	8.93	7.93
Net interest margin, fully taxable equivalent (annualized)(3)	3.54	3.33	3.26	3.16	3.11
Efficiency ratio(4)	62.23	70.47	72.34	71.74	74.81

(1) See Non-GAAP Reconciling Tables.
(2) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

(3) Net interest margin on a fully taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(4) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

	For the Years Ended
	December 31,
(dollars in thousands, except per share data)	2024	2023
STATEMENTS OF EARNINGS
Interest income	$163,160	$156,492
Interest expense	65,281	59,512
Net interest income	97,879	96,980
Reversal of provision for credit losses	(2,200)	—
Net interest income after reversal of provision for credit losses	100,079	96,980
Noninterest income	20,737	22,513
Noninterest expense	81,852	82,354
Income before income taxes	38,964	37,139
Income tax provision	7,473	7,130
Net earnings	$31,491	$30,009
Net loss attributable to noncontrolling interest	46	28
Net earnings attributable to Guaranty Bancshares, Inc.	$31,537	$30,037

PER COMMON SHARE DATA
Earnings per common share, basic	$2.75	$2.57
Earnings per common share, diluted	2.74	2.56
Cash dividends per common share	0.96	0.92
Book value per common share - end of period	27.86	26.28
Tangible book value per common share - end of period(1)	24.96	23.37
Common shares outstanding - end of period(2)	11,431,568	11,540,644
Weighted-average common shares outstanding, basic	11,456,540	11,693,761
Weighted-average common shares outstanding, diluted	11,502,683	11,738,605

PERFORMANCE RATIOS
Return on average assets	1.01%	0.92%
Return on average equity	10.30	10.10
Net interest margin, fully taxable equivalent(3)	3.32	3.15
Efficiency ratio(4)	69.01	68.92

(1) See Non-GAAP Reconciling Tables.
(2) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.
(3) Net interest margin on a fully taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, using a marginal tax rate of 21%.

(4) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

	As of
	2024				2023
(dollars in thousands)	December 31	September 30	June 30	March 31	December 31
LOAN PORTFOLIO COMPOSITION
Commercial and industrial	$254,702	$245,738	$264,058	$269,560	$287,565
Real estate:
Construction and development	218,617	213,014	231,053	273,300	296,639
Commercial real estate	866,684	866,112	899,120	906,684	923,195
Farmland	147,191	169,116	180,126	180,502	186,295
1-4 family residential	529,006	524,245	526,650	523,573	514,603
Multi-family residential	51,538	54,158	47,507	44,569	44,292
Consumer	51,394	52,530	53,642	54,375	57,059
Agricultural	11,726	11,293	12,506	12,418	12,685
Overdrafts	279	331	335	276	243
Total loans(1)(2)	$2,131,137	$2,136,537	$2,214,997	$2,265,257	$2,322,576

	Quarter Ended
	2024				2023
(dollars in thousands)	December 31	September 30	June 30	March 31	December 31
ALLOWANCE FOR CREDIT LOSSES
Balance at beginning of period	$28,543	$29,282	$30,560	$30,920	$31,140
Loans charged-off	(281)	(272)	(115)	(310)	(242)
Recoveries	278	33	37	200	22
Reversal of provision for credit losses	(250)	(500)	(1,200)	(250)	—
Balance at end of period	$28,290	$28,543	$29,282	$30,560	$30,920

Allowance for credit losses / period-end loans	1.33%	1.34%	1.32%	1.35%	1.33%
Allowance for credit losses / nonperforming loans	758.6	560.2	470.4	496.0	552.9
Net charge-offs / average loans (annualized)	0.00	0.04	0.01	0.02	0.04

NONPERFORMING ASSETS
Nonaccrual loans	$3,729	$5,095	$6,225	$6,161	$5,592
Other real estate owned	1,184	15,184	15,184	14,900	—
Repossessed assets owned	22	154	331	236	234
Total nonperforming assets	$4,935	$20,433	$21,740	$21,297	$5,826

Nonaccrual loans as a percentage of total loans(1)(2)	0.17%	0.24%	0.28%	0.27%	0.24%

Nonperforming assets as a percentage of:
Total loans(1)(2)	0.23%	0.96%	0.98%	0.94%	0.25%
Total assets	0.16	0.66	0.71	0.68	0.18

(1) Excludes outstanding balances of loans held for sale of $143,000, $770,000, $871,000, $874,000, and $976,000 as of December 31, September 30, June 30 and March 31, 2024, and December 31, 2023, respectively.

(2) Excludes deferred loan fees of $282,000, $397,000, $468,000, $685,000, and $775,000 as of December 31, September 30, June 30 and March 31, 2024, and December 31, 2023, respectively.

	Quarter Ended
	2024				2023
(dollars in thousands)	December 31	September 30	June 30	March 31	December 31
NONINTEREST INCOME
Service charges	$1,142	$1,165	$1,098	$1,069	$1,123
Net realized gain on sale of loans	240	252	227	272	196
Fiduciary and custodial income	661	542	657	649	624
Bank-owned life insurance income	258	255	250	251	249
Merchant and debit card fees	1,775	1,817	2,122	1,706	1,760
Loan processing fee income	131	102	136	118	116
Mortgage fee income	37	46	43	41	30
Other noninterest income	1,482	975	66	1,152	698
Total noninterest income	$5,726	$5,154	$4,599	$5,258	$4,796

NONINTEREST EXPENSE
Employee compensation and benefits	$11,048	$11,586	$11,723	$12,437	$12,715
Occupancy expenses	3,123	3,026	2,924	2,747	2,757
Legal and professional fees	716	775	841	772	954
Software and technology	1,733	1,649	1,653	1,642	1,740
Amortization	142	142	142	143	145
Director and committee fees	185	188	198	200	186
Advertising and promotions	267	239	208	169	352
ATM and debit card expense	819	791	785	609	763
Telecommunication expense	153	178	159	173	175
FDIC insurance assessment fees	320	359	365	360	321
Other noninterest expense	1,374	1,745	1,604	1,440	1,294
Total noninterest expense	$19,880	$20,678	$20,602	$20,692	$21,402

	Quarter Ended December 31,
	2024			2023
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earning assets:
Total loans(1)	$2,126,414	$34,319	6.42%	$2,329,227	$35,573	6.06%
Securities available for sale	332,903	3,185	3.81	187,119	1,540	3.27
Securities held to maturity	338,296	2,218	2.61	406,553	2,619	2.56
Nonmarketable equity securities	19,173	135	2.80	26,314	264	3.98
Interest-bearing deposits in other banks	115,669	1,405	4.83	56,207	800	5.65
Total interest-earning assets	2,932,455	41,262	5.60	3,005,420	40,796	5.39
Allowance for credit losses	(28,511)			(30,996)
Noninterest-earning assets	225,152			223,204
Total assets	$3,129,096			$3,197,628
LIABILITIES AND EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,855,713	$14,301	3.07%	$1,788,863	$14,311	3.17%
Advances from FHLB and fed funds purchased	6,522	85	5.18	140,761	1,915	5.40
Line of credit	—	—	—	4,255	95	8.86
Subordinated debt	42,570	513	4.79	46,438	534	4.56
Securities sold under agreements to repurchase	29,959	142	1.89	23,860	128	2.13
Total interest-bearing liabilities	1,934,764	15,041	3.09	2,004,177	16,983	3.36
Noninterest-bearing liabilities:
Noninterest-bearing deposits	842,655			865,817
Accrued interest and other liabilities	37,308			33,496
Total noninterest-bearing liabilities	879,963			899,313
Equity	314,369			294,138
Total liabilities and equity	$3,129,096			$3,197,628
Net interest rate spread(2)			2.51%			2.03%
Net interest income		$26,221			$23,813
Net interest margin(3)			3.56%			3.14%
Net interest margin, fully taxable equivalent(4)			3.54%			3.11%

(1) Includes average outstanding balances of loans held for sale of $820,000 and $799,000 for the quarter ended December 31, 2024 and 2023, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(4) Net interest margin on a fully taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

	Year Ended December 31,
	2024			2023
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earning assets:
Total loans(1)	$2,207,359	$139,434	6.32%	$2,352,154	$136,086	5.79%
Securities available for sale	264,683	9,787	3.70	182,277	5,159	2.83
Securities held to maturity	358,418	9,325	2.60	449,097	11,210	2.50
Nonmarketable equity securities	21,536	857	3.98	27,371	1,288	4.71
Interest-bearing deposits in other banks	71,673	3,757	5.24	51,507	2,749	5.34
Total interest-earning assets	2,923,669	163,160	5.58	3,062,406	156,492	5.11
Allowance for credit losses	(29,720)			(31,601)
Noninterest-earning assets	232,391			220,230
Total assets	$3,126,340			$3,251,035
LIABILITIES AND EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,815,672	$58,827	3.24%	$1,698,758	$44,981	2.65%
Advances from FHLB and fed funds purchased	64,699	3,498	5.41	226,214	11,626	5.14
Line of credit	275	24	8.73	4,168	363	8.71
Subordinated debt	44,175	2,047	4.63	47,873	2,143	4.48
Securities sold under agreements to repurchase	37,386	885	2.37	20,635	399	1.93
Total interest-bearing liabilities	1,962,207	65,281	3.33	1,997,648	59,512	2.98
Noninterest-bearing liabilities:
Noninterest-bearing deposits	821,291			924,945
Accrued interest and other liabilities	36,672			30,924
Total noninterest-bearing liabilities	857,963			955,869
Equity	306,170			297,518
Total liabilities and equity	$3,126,340			$3,251,035
Net interest rate spread(2)			2.25%			2.13%
Net interest income		$97,879			$96,980
Net interest margin(3)			3.35%			3.17%
Net interest margin, fully taxable equivalent(4)			3.32%			3.15%

(1) Includes average outstanding balances of loans held for sale of $806,000 and $1.2 million for the years ended December 31, 2024 and 2023, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets.
(4) Net interest margin on a fully taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, using a marginal tax rate of 21%.

NON-GAAP RECONCILING TABLES

Tangible Book Value per Common Share

	As of
	2024				2023
(dollars in thousands, except per share data)	December 31	September 30	June 30	March 31	December 31
Equity attributable to Guaranty Bancshares, Inc.	$318,498	$318,784	$308,043	$305,371	$303,300
Adjustments:
Goodwill	(32,160)	(32,160)	(32,160)	(32,160)	(32,160)
Core deposit intangible, net	(994)	(1,100)	(1,206)	(1,312)	(1,418)
Total tangible common equity attributable to Guaranty Bancshares, Inc.	$285,344	$285,524	$274,677	$271,899	$269,722
Common shares outstanding(1)	11,431,568	11,408,908	11,417,270	11,534,960	11,540,644
Book value per common share	$27.86	$27.94	$26.98	$26.47	$26.28
Tangible book value per common share(1)	24.96	25.03	24.06	23.57	23.37

(1) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

Net Unrealized Loss on Securities, Tax Effected, as a Percentage of Total Equity

(dollars in thousands)	December 31, 2024
Total equity(1)	$319,074
Less: net unrealized loss on HTM securities, tax effected	(24,875)
Total equity, including net unrealized loss on AFS and HTM securities	$294,199

Net unrealized loss on AFS securities, tax effected	16,398
Net unrealized loss on HTM securities, tax effected	24,875
Net unrealized loss on AFS and HTM securities, tax effected	$41,273

Net unrealized loss on securities as % of total equity(1)	12.9%
Total equity before impact of unrealized losses	$335,472
Net unrealized loss on securities as % of total equity before impact of unrealized losses	12.3%

Total average assets	$3,129,096
Total equity to average assets	10.2%
Total equity, adjusted for tax effected net unrealized loss, to average assets	9.4%

(1) Includes the net unrealized loss on AFS securities of $16.4 million, tax effected.

Cost of Total Deposits

	Quarter Ended			Year Ended
(dollars in thousands)	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Total average interest-bearing deposits	$1,855,713	$1,821,395	$1,788,863	$1,815,672	$1,698,758
Adjustments:
Noninterest-bearing deposits	842,655	800,573	865,817	821,291	924,945
Total average deposits	$2,698,368	$2,621,968	$2,654,680	$2,636,963	$2,623,703

Total deposit-related interest expense	$14,301	$15,243	$14,311	$58,827	$44,981

Average cost of interest-bearing deposits	3.07%	3.33%	3.17%	3.24%	2.65%
Average cost of total deposits	2.11%	2.31%	2.14%	2.23%	1.71%

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible book value per common share”, "net unrealized loss on securities, tax effected, as a percentage of total equity" and "cost of total deposits" are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

Conference Call Information

The Company will hold a conference call to discuss fourth quarter and year-end 2024 financial results on Tuesday, January 21, 2025 at 10:00 am Central Time. The conference call will be hosted by Ty Abston, Chairman and CEO, and Shalene Jacobson, EVP and CFO. All conference attendees must register before the call at www.gnty.com/earningscall. The conference materials will be available by accessing the Investor Relations page on our website, www.gnty.com. A recording of the conference call will be available by 1:00 pm Central Time the day of the call and remain available through January 31, 2025 on our Investor Relations webpage.

About Guaranty Bancshares, Inc.

Guaranty Bancshares, Inc. is the parent company for Guaranty Bank & Trust, N.A. Guaranty Bank & Trust has 33 banking locations across 26 Texas communities located within the East Texas, Dallas/Fort Worth, Houston and Central Texas regions of the state. As of December 31, 2024, Guaranty Bancshares, Inc. had total assets of $3.1 billion, total loans of $2.1 billion and total deposits of $2.7 billion. Visit www.gnty.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission. We can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and we do not intend, and assume no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact Information:

Shalene Jacobson Executive Vice President and Chief Financial Officer Guaranty Bancshares, Inc. (888) 572-9881
investors@gnty.com